EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-57287) pertaining to the 1998 Stock Option Plan, as amended, of FiNet.com, Inc. and subsidiaries and to the incorporation by reference therein of our report dated June 11, 1999 (except Note 19, as to which the date is June 28, 1999), with respect to the consolidated financial statements and schedules of FiNet.com, Inc. and subsidiaries included in its Form 10-K for the year ended April 30, 1999, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California
July 29, 1999